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                                                                    EXHIBIT 99.1



[CORPORATE LOGO] TEKELEC


                CATAPULT COMMUNICATIONS COMPLETES ACQUISITION OF
                     TEKELEC'S NETWORK DIAGNOSTICS BUSINESS

Mountain View, Calif.--September 3, 2002--Catapult Communications Corporation (Nasdaq: CATT) and Tekelec (Nasdaq: TKLC) announced today the completion of the sale of Tekelec's network diagnostics business to Catapult. Catapult paid Tekelec $42.5 million in cash and issued a $17.3 million 2.0% convertible note due in 2004, giving the acquisition a current value of $59.8 million.

Catapult's Chief Executive Officer, Dr. Richard Karp, said, "This acquisition should provide a strong platform for Catapult to expand existing customer relationships with complementary products and superior customer service. We are focused entirely on the digital telecom test industry and will support and enhance both the Catapult DCT2000 and the Tekelec MGTS product lines. This acquisition also brings a critical mass in R&D that will allow us to further strengthen our leadership position in the rapidly evolving telecom market."

Tekelec's Chief Executive Officer, Mike Margolis said, "We are pleased to have completed the sale of the network diagnostics business. We believe Catapult's acquisition of our diagnostics business will strengthen its position in the digital telecom test industry. The sale allows Tekelec to focus on the significant opportunities in our core business, while also providing added liquidity to our already strong balance sheet."

ABOUT CATAPULT

Catapult Communications is the leading provider of advanced digital telecom test systems to global equipment manufacturers and service providers including Lucent, Motorola, NEC, NTT DoCoMo and Nortel. Catapult delivers test solutions for over 200 protocols and variants - spanning 3G (cdma2000 and UMTS), VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the technology curve, enabling customers to get to market faster with advanced products that reliably implement industry protocol standards. Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel:
650-960-1025. International offices are located in the U.K., Germany, France, Finland, Canada, Japan and Australia. Information about Catapult Communications can be found on the Web at http://www.catapult.com.

ABOUT TEKELEC

Tekelec is a leading developer of telecommunications signaling infrastructure, packet telephony solutions, and value-added applications. Tekelec's innovative solutions are widely deployed in traditional and next-generation wireline and wireless networks and contact centers worldwide. Corporate headquarters are located in Calabasas, California, with research and development facilities and sales offices throughout the world. For more information, please visit http://www.tekelec.com.

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FORWARD LOOKING STATEMENTS

Statements in this press release regarding the expected effects of the acquisition on Catapult's customer relationships and industry position are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the difficulties associated with successfully integrating the businesses of Catapult and Tekelec's network diagnostic business including the inability (i) to achieve anticipated operational synergies and cost savings, (ii) to expand existing customer relationships, (iii) to recruit and integrate current Tekelec network diagnostic business employees and (v) to improve engineering efficiency; the future growth, spending levels and economic environment of the network diagnostics industry; costs related to the acquisition; and the general economic environment. For other factors that may cause actual results to differ from those projected, please refer to each company's Annual Report on Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. All forward-looking statements are based on information available to Catapult and Tekelec on the date hereof, and neither company assumes any obligation to update such statements.

Tekelec Investor Relations:
Michael Attar
(818) 880-7821
michael.attar@tekelec.com

Catapult Investor Relations:
Leigh Salvo
(650) 314-1000
ir@catapult.com